EXHIBIT 10.2

Maxx Motorsports, Inc.

3620 Pelham Road PMB #3l0

Greenville, SC 29615

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of May             , 2001 by and between MAXX MOTORSPORTS, INC., a Delaware corporation with its principal place of business in Greenville, South Carolina (referred to herein as the “Company”) and ROBERT J. WUSSLER, a resident of Maryland (referred to herein as the “Wussler”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell common stock to certain accredited investors (“Investors”) and in order to induce certain Investors to purchase the Company’s stock, Wussler has agreed to enter into this agreement; and

WHEREAS, the Company desires to have Wussler join its Board of Directors and Wussler desires to join the Company’s Board of Directors, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Duties. Wussler will serve as a Member of the Board of Directors and have all of the duties and responsibilities of a director in a similar position. Wussler agrees that he has been asked to join the Company’s Board of Directors based upon his agreement to use his reasonable efforts to acquire a television contract for the Company. Wussler has not guaranteed that he can obtain a television contract for the Company, but he agrees to pursue such a contract in good faith.

2. Compensation. For all the services to be rendered Wussler as a director of the Company, including negotiating a television contract on behalf of the Company, and any other duties assigned to him by the Board of Directors, Wussler shall receive:

(a) Compensation. Wussler shall receive a monthly payment, paid in arrears, of Four Thousand Dollars ($4,l66.00) per month payable until the earlier of: (i) his resignation from the Board of Directors; (ii) his death; (iii) he becomes disabled; (iv) he is removed from the Board of Directors by either the shareholders or a majority of the Board of Directors vote to terminate this cash compensation provision.

/s/ RJW	/s/ MED
RJW	MAXX

(b) Stock Options.

(i) Wussler will be granted a stock option to acquire 1,000,000 shares of the Company’s common stock at an exercise price of $ .375 per share.

(ii) To provide Wussler with an additional incentive to obtain the largest television contract possible, Wussler will be granted an additional stock option to acquire 250,000 shares at an exercise price of $1.00 per share for each $5,000,000.00 of revenue per year that the Company receives pursuant to the television contract exceeds $10,000,000.00 per year. For example, if Wussler was instrumental in obtaining for the Company a television contract that provides that the Company receives revenue of $20,000,000.00 per year for five (5) years, Wussler will earn an additional stock option to acquire 500,000 shares at an exercise price of $1.00 per share.

(iii) Wussler agrees that to be entitled to the stock options set forth in (ii) immediately above, that he must be the “procuring cause” of the television contract. The term “procuring cause” is intended to be construed consistently with the law governing the payment of real estate commissions.

(iv) The stock options shall expire on 5-01-2006.

3. Miscellaneous.

(a) Severability. In the event that any provision or portion thereof of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions or portions thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent.

(b) Waiver of Breach. Failure or delay of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances. The waiver by the Company of Wussler’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Wussler. No waiver shall be valid unless in writing and signed by the Company.

(c) Notice. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either had delivered and a signed receipt is given therefor or mailed by registered or certified United States mail, postage prepaid,

and if the Company to:	or if to Wussler, to:

Maxx Motorsports, Inc. 3620 Pelham Road PMB #310 Greenville, South Carolina 29615	Robert J. Wussler 7904 Sandalfoot Drive Potomac, Maryland 20854

/s/ RJW	/s/ MED
RJW	MAXX

or at such other address as either party hereto shall notify the other in writing.

(d) Entire Agreement. This Agreement, contains the entire agreement and understanding by and between Wussler and the Company, and no representations, promises, agreements or understandings, written or oral, relating to Wussler being associated with the Company not contained or referenced herein shall be of any force or effect.

(e) Amendment. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Company and Wussler.

(f) Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

(g) Governing Law. This Agreement is being made in the State of Delaware and shall be construed and enforced in accordance with the laws of that state.

4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. A signature received via facsimile shall be treated as an original, however, if a party sends a copy of this Agreement via facsimile, such party also agrees to mail the original to the other party.

5. Titles and Headings. Titles and headings to paragraphs herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6. Negotiated Agreement. This Agreement is the result of the parties’ negotiations and it reflects the parties’ intent and agreement so it shall not be construed against the drafting party.

/s/ RJW	/s/ MED
RJW	MAXX

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals, all as of the date first above written.

COMPANY:		DIRECTOR:

MAXX MOTORSPORTS, INC.		/s/ ROBERT J. WUSSLER	(SEAL)
Robert J. Wussler

By:	/s/ MAURICE E. DURSCHLAG
Title:	President
(CORPORATE SEAL)

/s/ MED
RJW	MAXX